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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           PARADIGM TECHNOLOGY, INC.


          PARADIGM TECHNOLOGY, INC., a corporation duly organized and existing under the General Corporation Law of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

          That the amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth in the following resolution was approved by the Corporation's Board of Directors and stockholders, and was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware:

          RESOLVED, that Article IV, Section (B) of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

                        (B) The total number of shares of Common Stock which
              this Corporation is authorized to issue is 40,000,000. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000. All of the shares of Common Stock and Preferred Stock shall have a par value of $.01 per share. Each fifteen (15) shares of the Common Stock of the Corporation issued as of the date and time immediately preceding September 23, 1998, the effective date of the reverse stock split (the "Split Effective Date") shall be automatically changed and reclassified, as of the Split Effective Date and, without further action, into one (1) fully paid and nonassessable share of Common Stock of the Corporation; provided, however, that any fractional interest resulting from such change and reclassification shall be rounded upward to the nearest whole share.
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          IN WITNESS WHEREOF, Paradigm has caused this certificate to be signed by its duly authorized Acting President and Chief Executive Officer this 23rd day of September 1998.

                                              PARADIGM TECHNOLOGY, INC.


                                              By:  /s/ Richard M. Morley
                                                   ---------------------
                                                   Richard M. Morley
                                                   Acting President

Attest:


By:   /s/ Emeka Chukwu
      ----------------
          Emeka Chukwu
          Secretary

                                      2.